EXHIBIT 16
                   LETTER ON CHANGE OF CERTIFYING ACCOUNTANT



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                      [LETTERHEAD OF J.W. BOYLE & CO. LTD.]

March 29, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  First Federal Financial Services, Inc.
     Annual Meeting Proxy Statement Disclosure

Ladies and Gentlemen:

We have reviewed and agree with the disclosure, contained on pages 10 and 11 in the Proxy Statement for the Annual Meeting of Stockholders of First Federal Financial Services, Inc. (the "Company"), dated March 17, 2005, regarding the Company's change of independent accountants.

Sincerely yours,


/s/ J. W. Boyle & Co., Ltd.

J. W. Boyle & Co., Ltd.
Belleville, Illinois